EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-___) pertaining to The Ryland Group, Inc. 2007 Equity Incentive Plan of our reports dated February 21, 2007, with respect to the consolidated financial statements and schedule of The Ryland Group, Inc., The Ryland Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Ryland Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Ernst & Young LLP

Los Angeles, California

April 26, 2007